Exhibit 99.1

             Contacts:
                      Eli Lilly and Company              Ligand Pharmaceuticals
                      Terra L. Fox                       Michael J. Watts
                      (317) 276-5795                     (858) 550-7850
                      terrafox@lilly.com                 mwatts@ligand.com

                     LILLY, LIGAND EXTEND R&D COLLABORATION
           TO DISCOVER AND DEVELOP NOVEL DRUGS FOR METABOLIC DISEASES

    -- ALLIANCE PARTNERS PROVIDE DEVELOPMENT UPDATE ON PORTFOLIO OF POTENTIAL
          DRUGS FOR DIABETES, CARDIOVASCULAR DISORDERS AND OBESITY --

     INDIANAPOLIS, IND. AND SAN DIEGO, CALIF., APRIL 12, 2002 - Eli Lilly and Company (NYSE: LLY) and Ligand Pharmaceuticals Incorporated (Nasdaq: LGND) will extend until November 2003 their research collaboration focused on discovering novel drugs for type II diabetes, cardiovascular disorders and obesity, the companies announced today. Lilly retains rights to extend the collaboration for two additional one-year terms.

     The collaboration, which began in 1997, already has selected multiple clinical candidates and advanced three peroxisome proliferation activated receptor (PPAR) modulators into early clinical studies or to human development track. PPARs are a subfamily of intracellular receptors that regulate lipid and glucose homeostasis, and that play a key role in fat tissue stores and metabolism, as well as enhancing cellular responses to insulin. One of these receptors (PPAR (gamma)) is the target of currently marketed thiazolidinedione drugs.

     "We are extremely pleased with the productivity of our collaboration with Ligand and the value it is creating for both partners," said Jose F. Caro, M.D., vice president of endocrine research and clinical investigation for Lilly. "The PPARs continue to be important drug targets for the treatment of diabetes and cardiovascular diseases. Our collaboration has proven over the past five years that we can develop numerous high-quality clinical drug candidates, directed to these targets, which may become the next generation of medicines to help patients with metabolic diseases."

     Under the terms of the collaboration, Ligand receives research funding from Lilly. Lilly is responsible for the development and registration of any products resulting from the collaboration, and pays Ligand milestone payments as products move through the development process. Lilly has exclusive worldwide marketing rights to products resulting from the research, and will pay Ligand royalties on sales of products that make it to market.

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     "The Lilly-Ligand alliance has made extraordinary  progress in the field of
PPAR modulators, targeting selectively the different receptor subtypes ((gamma), (alpha), (delta)) or developing co-agonists for different receptor pairs," said Andres Negro-Vilar, M.D., Ph.D., Ligand's senior vice president for research and development and chief scientific officer. "We have developed a broad platform of molecules with distinct receptor specificity and tissue selectivity, allowing us to bring to the clinic molecules with enhanced activity and broader therapeutic profiles for the treatment of type II diabetes, dyslipidemias and associated cardiovascular disorders. Lilly's expertise and leadership in these fields ensures leverage of these approaches into multibillion-dollar markets."

DEVELOPMENT STATUS UPDATE

     LY818, Lilly's most advanced PPAR modulator for type II diabetes and metabolic diseases, has successfully completed its first Phase I trial, which began in the fourth quarter of 2001. LY929, for type II diabetes, metabolic diseases and dyslipidemias, is progressing through final preclinical studies toward a target IND filing this quarter. A third Lilly compound for dyslipidemias is advancing toward a target IND filing in the fourth quarter of this year.

ABOUT LILLY

     Lilly, a leading innovation-driven corporation, is developing a growing portfolio of best-in-class pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers - through medicines and information - for some of the world's most urgent medical needs. Additional information about Lilly is available at www.lilly.com.

ABOUT LIGAND

     Ligand Pharmaceuticals Incorporated discovers, develops and markets new drugs that address critical unmet medical needs of patients in the areas of cancer, skin diseases, men's and women's hormone-related diseases, osteoporosis, metabolic disorders, and cardiovascular and inflammatory diseases. Ligand's proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to Intracellular Receptors (IRs) and Signal Transducers and Activators of Transcription (STATs).

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CAUTION REGARDING FORWARD-LOOKING STATEMENTS

     This news release contains certain forward-looking statements that involve risks and uncertainties and reflect the companies' judgment as of the date of this release. These statements include those related to research productivity and discoveries, clinical development, and milestone and royalty payments. Actual events or results may differ from our expectations. There can be no assurance that new drug compounds will be discovered, that clinical development will be successful, that drugs will receive required regulatory approvals, or that they will be successfully marketed. Additional information concerning these and other risk factors affecting Lilly and Ligand can be found in the companies' prior press releases as well as in public periodic filings with the Securities and Exchange Commission, available via the companies' internet sites. Lilly and Ligand disclaim any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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